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                                                                   EXHIBIT 10.24

                    [LETTERHEAD OF STREAMLOGIC CORPORATION]



                                 November 12, 1996


Mr. Steve Dalton
570 Kelly Way
Palo Alto, CA 94306

Dear Steve:

Congratulations! I am pleased to confirm your promotion to the position of Sr. Vice President, Engineering. The terms of your promotion will be as follows:

     .    Annual salary of $165,000 retroactive to September 1, 1996.

     . Change from the 43,000 shares granted on October 18, 1996 to 68,000 shares effective the same date. The terms and vesting schedule are described in your Incentive Stock Option Agreement enclosed.

     . You will be eligible to participate in the StreamLogic Bonus Plan with a maximum payout of $50,000 annually. We will work together to establish the objectives for the Bonus Plan. The Bonus Plan will be divided into two six month periods annually from your first day of employment, with a maximum payout of $25,000 per each six month period. The Bonus Plan will be paid upon completion of each six month period. Objectives for the second Bonus Plan period will be set within two weeks of its commencement.

Steve, thank you for your continuing contributions to making StreamLogic successful.

                                                Sincerely,

                                                /s/ J. Larry Smart
                                                J. Larry Smart, CEO

cc: Sue Whitfield